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                                                                    Exhibit 3.41

                                                                               1

                    AMENDMENTS TO THE ARTICLES OF ASSOCIATION

On this day, the seventh of June in the year two thousand, appeared before me, Mr. Wijnand Hendrik Bossenbroek, junior civil-law notary, hereinafter referred to as notary, as deputy notary to Mr. Frits Willem Oldenburg, civil-law notary in Amsterdam:
Mrs. Martine Schmidt LLM, employed at my offices, civil-law notary, at Prinses Irenestraat 59, 1077 WV Amsterdam, born in Amsterdam on the tenth of April, nineteen hundred and seventy-four.
The person appearing declared that the extraordinary general meeting of shareholders of the private company with limited liability Schreiner Luchtvaart Groep B.V. with its registered office in Hoofddorp (municipality of Haarlemmermeer) and with the address: Diamantlaan 1 (2132 WV) in Hoofddorp, held in Hoofddorp on the eighteenth of May in the year two thousand, has decided to integrally amend the articles of association of the company, which is evidenced in the minutes from the extraordinary general meeting of shareholders attached to this deed.
Prior to the aforementioned extraordinary meeting of shareholders, the supervisory board granted approval to the present amendments to the articles of association.
The approval granted by the supervisory board is evidenced in the written decision attached to this deed. In order to execute the aforementioned decision, the person appearing before me declared to integrally amend the articles of association of the aforementioned company as follows:

ARTICLES OF ASSOCIATION
-----------------------
DEFINITIONS
-----------
Article 1.
---------

In the articles of association of this company, the following are defined as:

a.   the company: the legal entity to which these articles apply;

b.   the management board: the management board of the company;

c.   the supervisory board: the supervisory board of the company;

d. depositary receipt rights: the rights which are assigned by law to holders of share certificates issued with the cooperation of the company;

e. general meeting: the body which is formed by the shareholders of the company or by the meeting of shareholders;

f. distributable reserve: that portion of the shareholders' equity in the company which exceeds the paid-up and called-up portion of the capital, increased by the reserves, which must be retained under the law and/or the articles of association;

g. annual accounts: the balance sheet, profit- and loss account and the explanatory notes accompanying these documents;

h. subsidiary company: a legal entity in which the company or one or more of its subsidiary companies, whether or not pursuant to an agreement with other holders of voting rights, may exercise more than half of the voting rights in the general meeting, exclusively or jointly, as well as other legal entities and companies which are recognized as such by law;

i. group company: a legal entity or company with which the company is linked organizationally to form an economic unit;

j. dependent company: (i) a legal entity to which the company or one or more dependent companies exclusively or jointly, at their own expense or risk, have furnished at least half of the issued capital; (ii) a company of which an enterprise has been registered in the Commercial Register and for which the company or a dependent company as partner is fully liable for all debts to third parties;

k. works council: the works council within the enterprise of the corporation or within the company of a dependent company;

l. Enterprise Chamber: the Enterprise Chamber of the Court of Appeals in Amsterdam.

NAME AND REGISTERED OFFICE
--------------------------
Article 2.
---------

1.      The company bears the name: Schreiner Luchtvaart Groep B.V.

2. The company has its registered office in Hoofddorp (municipality of Haarlemmermeer).

3. The company may have offices and branches elsewhere - within Holland as well as abroad.

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                                                                               2

OBJECT
------
Article 3.
---------

The object of the company is:

a. the financing and supplying of capital resources to other companies, including acting as guarantor for debts of these;

b. the acquisition, ownership and disposal of shares in other companies and cooperation with other companies, as well as the acquisition, holding and disposal of participations or in any other way participating in other companies, and the acquisition, ownership and disposal of other securities;

c. providing management or supervisory services for or acting as a consultant to other corporations or companies;

d. the withdrawal or supply of funds in the form of a loan, as well as the furnishing of security (including guarantees) and the issuing, acquiring and disposing of securities as the embodiment of rights and/or obligations and of other equity values, and the acquiring, disposing, leasing, renting, managing, administrating, founding and operating (or causing to be founded or operated), of real property, all in the broadest sense of the word;

as well as all that which is connected with the above or may be beneficial for that purpose.

CAPITAL AND SHARES
------------------
Article 4.
---------

The authorized capital of the corporation amounts to thirty-five million guilders (NLG 35,000,000.00), divided in thirty-five million (35,000,000) shares, each with a face value of one guilder (NLG 1.00).

ISSUE AND RIGHTS OF PRE-EMPTION
-------------------------------
Article 5.
---------

1. The general meeting shall make the decision regarding the issue of shares not yet placed and determines the issue price as well as the other conditions for issue. The general meeting may transfer its authority in this regard to another body and may also revoke this transfer.

2. At the time of the issue of shares, each shareholder has a right of pre-emption which is in proportion to the total amount of his shares. A right of pre-emption is not assigned to shares which are issued to employees of the corporation or to a group company.

3. In the event of a decision from the body authorized to make the decision for issue, the right of pre-emption may be limited or excluded each time for a single issue based on a proposal from the supervisory board.

4. The corporation shall announce the issue with rights of pre-emption and the period in which these rights may be exercised within fourteen days from the date that the decision was made for that purpose; this must be announced in writing and sent to all shareholders to the address listed in the register of shareholders.
     The right of pre-emption may be exercised during a period of at least four weeks after the date that the announcement has been sent.

5. The provisions of the previous sections of this article are applicable to the assignment of a right to subscribe for shares.
     Shareholders do not, however, retain a right of pre-emption to shares which are issued to someone who has exercised a previously acquired share subscription right.

6. A share may only be issued if a deed is executed for this purpose in the presence of the parties concerned as well as a civil-law notary practising in the Netherlands.

7. A minimum of the share's face value must be deposited in order to subscribe for a share.

8. Neither the corporation nor any of its subsidiaries may provide security, issue a price guarantee, warrant performance in another manner or assume several or other liability beside or for others with a view to subscribing to or acquiring shares or certificates for shares through others in the corporation.

     The corporation may only extend loans for the purpose of subscribing to or acquiring shares in its capital or for certificates for shares equal to an amount which is not to exceed the amount of the distributable reserves. The corporation will maintain a non-distributable reserve up to the amount outstanding on the aforementioned loans.

9. The corporation is not authorized to offer its cooperation in the issue of certificates for shares.

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                                                                               3

ACQUISITION AND DISPOSAL OF PERSONAL SHARES
-------------------------------------------
Article 6.
---------

1.   The corporation may not subscribe for its own shares.

2. The corporation is authorized to acquire fully paid-up shares in its capital for valuable consideration in the event:

     a. the shareholder's equity, less the acquisition price, is not less than the paid-up and called-up portion of the capital increased by the reserves which must be retained under the law or the statutes;

     b. the nominal amount of the shares in its capital to be acquired and those already jointly held by the corporation and its subsidiaries do not amount to more than half of the issued capital;

     c.   the general meeting has granted authorization to the acquisition.

For the provision under a), the size of the shareholder's equity is determined according to the last duly adopted balance sheet, less the acquisition price for shares in the capital of the corporation and distributions from profit or reserves to others which were owed by the corporation and its subsidiaries after the date of the balance sheet. If the annual accounts have not been approved and duly adopted before six months have passed in the subsequent accounting year, then acquisition in accordance with this section is prohibited.

3. Acquisition of non paid-up shares in its capital by the corporation is considered null and void.

4. Article 5 is applicable mutatis mutandis with regard to the corporation's disposal of its own shares.

5.   Certificates are also included in the definition of shares in this article.

REDUCTION OF ISSUED CAPITAL
---------------------------
Article 7.
---------

1. The general meeting may decide to reduce the issued capital through a cancellation of shares or by reducing the amount of the shares in an amendment to the articles of association. In this decision, the shares to which the decision applies must be designated and the execution of the decision must be arranged. The paid-up and called-up portion of the capital may not be less than the minimum capital amount prescribed under the law at the time of the decision.

2. A decision for cancellation may only involve shares held by the corporation itself or shares for which it holds certificates.

3. Partial repayment for shares or exemption from the obligation to pay is only possible in order to execute a decision to reduce the value the shares. Such a repayment or exemption must occur proportionally for all shares.
     Deviation from the requirement for proportionality is possible with the approval of all of the shareholders concerned.

4. The notice convening a meeting during which a decision is to be made such as is stipulated in this article shall report the purpose of the reduction in capital and the manner in which it is to be executed.
     The second, third and fourth section of Article 2:233 of the NCC (Netherlands Civil Code) are applicable mutatis mutandis.

5. The corporation shall file the decisions as described in section 1 of this article at the office of the Commercial Register and shall announce the filing in a nationally-distributed daily newspaper. The provisions in sections 2 through 6 of article 2:209 of the NCC are applicable.

REGISTER OF SHAREHOLDERS
------------------------
Article 8.
---------

1. The shares shall be registered by name and shall be numbered consecutively. Share certificates shall not be issued.

2. The supervisory board shall maintain a register of all shareholders at the corporation's office, in which the names and addresses of all shareholders are listed with a record of the date on which they obtained the shares, the date of recognition or service, as well as the amount paid for each share. In this register, the names and addresses of all of those who hold rights of user or rights to pledges on shares will be recorded, with a record of the date on which they have obtained the right as well as the date of recognition or service.

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                                                                               4

     Every grant of release from liability for amounts not yet paid up shall also be entered in the register of shareholders.
     Every shareholder, holder of a right of use and pledge holder is required to inform the supervisory board in writing of their address and any change therein; this address will remain binding as far as the corporation is concerned for as long as the relevant individual has not reported a different address to the supervisory board by registered letter.
     All of the consequences of the failure to report an address or change therein will be for the risk and expense of the party concerned.
     All notifications to and summonses of shareholders, holders of a right of use and pledge holders may be legally executed in writing and sent to the address listed in the register.
     Every registration and note made in the register is to be dated and signed by a member of the management board.

3. The register as described in the previous section shall be filed at the office of the corporation and made available for inspection by shareholders.
     The information included in the register regarding non-paid-up shares is available for inspection by everyone.
     Every shareholder, holder of a right of use and pledge holder may, at their request and at all times, acquire non-negotiable extracts from the register signed by a member of the board of directors, for no consideration, however only to the extent that it involves his shares or rights, stating the numbers assigned to the shares, which were registered in his name on the day of issue of the extract, as well as the shares which have been encumbered with a right to pledge or user on his behalf.

4. Should a share, right of user or right to a pledge on a share be attached to a community of property to which title 7, book 3 of the NCC applies, then the joint owners, who must also be listed in the register of shareholders, may only be represented by one person with regard to the partnership, and who has been designated by them to do so in writing. The personal details of the appointed person are recorded in the register, while all notifications to and summonses of the joint partners may be executed in writing and sent to the address entered into the register for the appointed party.

TRANSFER OF SHARES AND RIGHTS TO SHARES
---------------------------------------
Article 9.
---------

1. The transfer of a share or the transfer of a limited right to a share thereto requires a deed of transferexecuted for this purpose in the presence of the parties concerned as well as a civil- law notary practising in the Netherlands.

2. In accordance with the provisions in the previous paragraph, the transfer of a share or the transfer of a limited right to a share also applies by operation of law as against the corporation. Except in the case where the corporation itself is a party to the legal transaction, the rights attached to the share may first be exercised once the corporation has acknowledged the legal transaction or the deed has been served on the corporation, or it has acknowledged it by entering it into the register of shareholders.

3. Except for the provision stipulated in paragraph 4 of this article, the recognition shall occur in the deed or on the basis of the submission of a notarial copy or extract of the deed, in this latter case, a statement bearing a date must be affixed to the document submitted by the corporation.
     A notarial copy or extract of the deed will then be served.

4. The corporation which has knowledge of a legal transaction such as is described in paragraph 2 of this article may, as long as neither recognition of it is required nor has the deed been served upon it, recognize the transaction of its own accord by entering the party acquiring the share or limited right to a share to the share in the register of shareholders. The corporation shall immediately announce this by registered letter to the parties involved in the legal transaction, with the request to still submit a copy or extract as stipulated in paragraph 3 of this article to the corporation. After receipt of these documents, the corporation, as proof of recognition, shall add a note to the document in the manner stipulated in paragraph 3 of this article and as is prescribed for the recognition; the date of recognition shall be the date upon which the registration was recorded.

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                                                                               5

TRANSFER RESTRICTION CLAUSE
---------------------------
Article 10.
----------

1. A shareholder (hereinafter also referred to as "the offeror") who desires to transfer one or more of his shares, whether or not for valuable consideration, is required to first offer these shares to the other shareholders as stipulated in paragraph 5 of this article.

2. The offeror must announce this intention to the management board by registered letter in which he must also state the number of shares which he wishes to transfer.

3. The management board must announce the intention as described in the preceding paragraph to all of the shareholders listed in the register of shareholders by registered letter within one week of receipt of the announcement, indicating which parties hold a right of user or pledge to these shares and as such, the rights to which they are duly entitled.
     Each shareholder who wishes to exercise his rights of pre-emption is required to state, in a letter sent by registered mail within four weeks of the notification given to the board of directors as described in the preceding sentence, the amount of the shares he wishes to acquire of the offered shares. Failure to do so will result in the expiry of his right to acquisition with regard to this offer, with the exception of a renewed offering as described below.

4. Should the shareholders collectively respond for more shares than are offered, then the allocation of shares shall occur, insofar as possible, in proportion to the amount of shares held by each party, and otherwise by a lottery to be held and arranged by the management board in consultation with the supervisory board, provided that an amount of shares in excess of the amount that the shareholder declared he was prepared to acquire cannot accrue to any of the shareholders, and that as long as all of the shareholders who are eligible, as a result of this lottery or a lottery occurring after a previous offering as was previously described, do not acquire at least one share, the shareholders to whom a share has been accrued may not participate in the lottery.

5. The management board is nevertheless authorized, after having been approved as such by the general meeting, to appoint one or more third parties, by whom the shares offered or one or more of these shares may be acquired. The corporation may only be appointed as candidate with the permission of the offeror. In this case, the management board shall - at the same time as the notification of the letters from the other shareholders regarding acquisition are received - notify the offeror and those interested in acquiring the shares by registered mail within four weeks of the period stipulated for claim by the other shareholders as stipulated in paragraph 3.

6. The price for which the shares may be transferred shall be determined by the parties amongst themselves. Should they fail to arrive at an agreement within four weeks after the posting of the notification from the management board as described in paragraph 5, then the determination of the value shall be performed by one expert (or alternatively, in the event one of the parties so desires, by three experts) to be appointed in mutual consultation by the offeror and the candidates, or, in the event parties also fail to arrive at an agreement on this appointment, by means of a single petition filed by the party taking the initiative, requesting that the expert be appointed by the president of the District Court with jurisdiction for the area in which the corporation has its registered office.

     The management board shall extend all of the information that this/these expert(s) require.
     The management board shall then notify forthwith the price that has been determined by the expert(s) to the offeror and every candidate by registered letter.
     The parties are then bound to the decision reached by this/these expert(s). A prospective buyer retains the right to decline the offer for purchase within one month after he has received notification of the price.
     Should shares be released as a result, then the shares which have thus been released may still be offered to the other candidates for the price determined by the expert(s) with due observance of the provisions set out in paragraphs 3 through 5.
     The offeror remains authorized to withdraw his offer, provided this occurs within one month after he has been notified of the candidates to which he may sell those shares and for which the offer applies, and at what price, in which case he may retain these shares yet may not transfer them to a third party.
     The fees charged by the expert(s) are at the expense of the corporation.

7. In the event all of the shares are taken up, the offeror is obligated to proceed to the transfer the shares within ten days after the payment mentioned hereinafter has taken place. Within ten days of receipt of a request from the management board to that effect the candidates are obligated to execute payment for the shares to an account in the name of the corporation and

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                                                                               6

     the offeror located at the corporation's bank. Should one or more of the candidates remain in default, then within two weeks after the expiry of the aforementioned period, the management board shall notify those shareholders who have satisfied their payment obligation of the amount of shares for which payment has not been executed; these shares are then valid as offered to those to whom the notification has been addressed.
     The candidates who wish to take up one or more of the shares which have been released for the currently valid price must notify the management board of this within fourteen days after receipt of the notification sent for this purpose. Within fourteen days after the term mentioned in the preceding sentence has expired, the management board shall then announce to the offeror and the candidates who have claimed these shares which have become available, how many shares will be allocated and to whom.
     The candidates to whom additional shares have been allocated are required to execute payment of the price due in this matter in the manner described earlier in this paragraph.

8. The offeror is unrestricted in the transfer of all of the shares offered to the proposed transferee in the event not all of the offered shares are taken up for cash payment, provided the transfer takes place within three months after this has been established, provided that if the offeror wishes to transfer his shares for a lower price than was valid at the time of the offering, that he is only authorized to transfer them after he has once again offered the shares for this lower price to the shareholders and persons described in paragraph 1 of this article, which shall apply by analogy to the stipulations in this article.

9. Should the offeror remain in default in the transfer of the shares as stipulated in paragraph 7, then the corporation shall be irrevocably authorized to conduct the transfer.

10.  In the event of and as soon as:

     a.   a shareholder is declared bankrupt;

     b.   a suspension of payments is granted to him;

     c. the shares change hands in a manner other than by transfer, whether in their entirety or in an undivided portion;

     d. the shares are assigned to someone other than the shareholder himself as the result of joint ownership, to which he had contributed the share;

     then the obligation to offer these shares to the other shareholders shall fall upon the shareholder or his legal representative or alternatively on the acquirer(s). As long as the shares have not been transferred, the shareholder or his legal representative or the acquirer(s) shall retain all of the rights attached to the shares.
     In that case the provisions in the paragraphs 1 through 9 of this article will apply by analogy providing that the offeror shall not be authorized to withdraw, and furthermore providing always that under circumstances in which, pursuant to this article, the offeror would be able to transfer the offered shares to the person or persons he has appointed, the offeror as described in this paragraph shall only have the right to retain those shares.
     Should an offer as described in the first sentence in this paragraph fail to take place, then the corporation shall, after a demand, be irrevocably authorized to perform this offering on his behalf.

11. If - other than as a result of matrimonial property law - through transfer or other transition of shares, or through the transfer of voting rights to shares or by the taking up of shares, the control over the activities of the company of a shareholder - legal entity is obtained by one or more others as defined by the S.E.R.-Besluit fusiegedragsregels 1975 (Merger Code of 1975), irrespective of whether this code is applicable to the relevant acquisition, then the provisions stipulated in the preceding paragraph shall apply by analogy.

12. The provisions in this article shall also apply in the event someone, in whatever capacity or pursuant to whatever title, should wish to dispose of one or more shares belonging to another person.

13. The provisions in this article are also applicable with regard to claims and other rights resulting from shares, with the exception of rights to payments in cash.

14. The provisions in the previous paragraphs of this article are not applicable in the event all of the other shareholders, whether it be those to whom shares have been offered or are valid as offerings, or whether they have notified the management board in writing or by notarial deed that they waive the rights assigned to them in this article for the case concerned, provided that, as far as the transfer is concerned, this occurs within three months after all of the other shareholders have made such a statement.

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                                                                               7

15. The previous paragraphs of this article are not applicable in the event of transfer or transition of one or more shares to the corporation or in the event of disposal by the corporation of shares it has acquired in its own capital.

16. The shareholder who fails to offer shares to other shareholders on the grounds of the provisions in paragraph 10 and/or paragraph 11 of this article, will not be entitled, during this failure to offer, to the voting and meeting rights attached to these shares, while likewise his rights to distribution will also be suspended until he has satisfied his obligations arising from this article.

RIGHTS OF USER AND PLEDGES TO SHARES
------------------------------------
Article 11.
----------

A right of user and/or a right of pledge may be established on shares. Holders of rights of user and rights of pledges on shares are not entitled to voting rights attached to these shares. Holders of rights of user and rights of pledges on shares do not have rights of depository receipt.

MANAGEMENT BOARD
----------------
Article 12.
----------

1. The corporation has a management board consisting of one or more persons. Only a natural person may be a member of the management board.

2. Based on a proposal from the supervisory board, the general meeting determines the number of members of the management board.

3. The supervisory board appoints the members of the management board and is authorized at all times to suspend and dismiss any member of the management board. The supervisory board may not dismiss a member of the management board until after the general meeting has been consulted regarding the intended dismissal.

4. If, in the event of suspension of a member of the management board, the supervisory board has not reached a decision regarding the dismissal within three months, then the suspension shall be cancelled.

5. The supervisory board determines the compensation and other employment conditions for each of the members of the management board. This compensation may consist of a fixed amount and/or a variable amount dependent on the profit or otherwise, in accordance with the decision made by the supervisory board.

6. The management board is authorized, provided it complies with the provisions stipulated in article 13, paragraph 6, to appoint one or more holders of a power of attorney, if required, with a title which he deems fit.

TASKS AND AUTHORITY
-------------------
Article 13.
----------

1. With the exception of the limitations set out in these articles, the management board is charged with the management of the corporation.

2. In the event the management board is composed of more than one member, decisions will be made based on an absolute majority of votes, in compliance with paragraph 3.

3. In the case referred to in paragraph 2 of this article, the management board may draw up a regulation providing for the arrangement of internal matters.

     Such a regulation may not be in conflict with the provisions set out in these articles.
     Furthermore, the members of the management board may arrange, through regulations, for the division of their activities among themselves if they so choose.
     In the event the management board has appointed a chairman from its midst, then decisions pronounced by the chairman of the management board regarding the results of a vote, as well as, insofar as a vote was taken regarding a resolution not established in writing, an opinion regarding the content of a decision which was made, are final.
     However, should the accuracy of the decision described in the preceding sentence be disputed immediately after its pronouncement, then a new vote shall take place, if this is demanded by a majority of votes, or, in the event where the original vote did not occur by poll or in writing, this is demanded by one person with voting rights who is present.
     As a result of this new vote, the legal consequences of the original vote are considered null and void.
     In the event of a tie, the supervisory board shall have the deciding vote.

4. Without prejudice to provisions found elsewhere in these articles, the management board requires the approval of the supervisory board for management decisions regarding:

     a. issue and acquisition of shares in and debt instruments at the expense of the corporation or debt instruments payable by a limited partnership or general partnership in which the corporation is a fully liable partner;

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                                                                               8

     b. application for a listing or for withdrawal of a listing of debt instruments as described in a) in the official list of any stock exchange;

     c. entering into or terminating the continuing cooperation of the corporation or a dependent company with another legal entity or corporation, or as general partner in a limited partnership or general partnership in the event this cooperation or termination has far-reaching significance for the corporation;

     d. acquiring a participation with a value of at least one-fourth of the amount of the corporation's issued capital including reserves according to the balance sheet with explanatory notes, by the corporation or a dependent company, in the capital of another corporation as well as the radical increase or decrease in such a participation;

     e. investments which demand an amount equal to at least a one-fourth share of the corporation's issued capital including reserves according to the balance sheet with explanatory notes;

     f.   a resolution to amend the articles;

     g.   a resolution to dissolve the corporation;

     h. filing of a petition for bankruptcy and petition for suspension of payments;

     i. termination of the employment of a considerable number of employees of the corporation or of a dependent company simultaneously or within a short period of time;

     j. drastic modification in the working conditions of a considerable number of employees of the corporation or a dependent company;

     k.   a resolution to reduce the issued capital;

     l. the adoption of the annual group company, financial, and investment plans, in which a projection for the coming two years shall also be included and any amendments thereto;

     m. the performance of (legal) acts, in the event the interest or the value to the corporation of these (legal) acts exceeds the amount of one million guilders, a higher amount as determined by the supervisory board and for which notice has been provided to the management board;

     n. the exercising of voting rights for shares not listed on a stock exchange, insofar as it involves decisions relating to that stipulated in m) above.

5. The management board also requires the approval of the general meeting for decisions as described in paragraph 4, sub b) and h) of this article as well as for decisions made to terminate - including transfer (in enjoyment)
     - the operation of the corporation or of an important participation of the corporation, as well as the relocation of the registered office of the corporation.

6. Furthermore, the management board requires the approval of the supervisory board for management decisions such as those which the supervisory board shall have determined in its specifically described decision and of which it has informed the management board.

7. Failure to obtain the required approval described under paragraphs 4, 5 and 6 of this article shall neither adversely affect the representative authority of the management board nor of its members.

8. The management board is required to comply with the supervisory board's instructions regarding the general lines of the financial, social and economic policies to be followed and the personnel policy in the corporation and the dependent companies.

9. In the event of any vacancies, or in the absence of one or more members of the board of directors, the remaining member or members of the management board shall be charged with the entire management function. In the event of absence or vacancies of all of the members of the management board, or of the only member of the management board, management duties shall be vested in a person who must always have been appointed by the supervisory board. The supervisory board shall make definitive arrangements as quickly as possible.

10. The members of the management board are, unless the general meeting decides otherwise, required to attend the general meeting. They have an advisory vote in the general meeting.

REPRESENTATION
--------------
Article 14.
----------

1. The management board and each member of the management board are separately authorized to represent the corporation.

2. In the event a member of the management board has an interest which is in conflict with that of the corporation, the corporation shall be represented either by one of the other members of the management board or by a supervisor to be appointed by the supervisory board, unless the general meeting appoints a person to that end; this person may also be that member of the management board in respect of whom the conflict of interests exists.

SUPERVISORY BOARD
-----------------
Article 15.
----------

1. The corporation has a supervisory board which consists of at least three natural persons. With respect to the supervisory board, and without prejudice to the other provisions stipulated in these articles, the articles 2:268 through 2:274 of the NCC are applicable.

2. The general meeting determines the number of supervisory directors, with due observance of the provisions set out in paragraph 1, based on a proposal from the supervisory board. Should the number of supervisory directors be less than three, then the supervisory board shall immediately take measures to supplement its membership.

3.   The following may not be appointed as supervisory director:

          a.   persons who have reached the age of seventy-two;

          b.   persons who are employed by the corporation;

          c.   persons who are employed by a dependent company;

          d. managers and persons who are employed by a trade union which is normally involved in the determination of the employment conditions of the persons described in b) or c).

4. The supervisory directors are appointed by the supervisory board. The general meeting, the works council and the management board may recommend persons to be appointed as a supervisory director to the supervisory board. The supervisory board shall then notify them in a timely manner of when and the reason why the vacancy on the board must be filled.

5. In the case of a recommendation or list of candidates, the supervisory board shall notify the general meeting and the works council of the name of that person whom it wishes to appoint, while also stating that person's age, profession, the amount of the shares held in the corporation's capital, and the offices presently held or which have been held insofar as these are relevant with regard to the fulfilment of the task of a supervisory director. It shall also be stated for which legal entity he or she already holds the office of supervisory director. In the event corporations which belong to the same group are included in these, then the specification of the name of the group will suffice. Reasons shall be provided for the recommendation and the list of candidates.

6. The supervisory board appoints the person described in paragraph 5, unless the general meeting or the works council has notified the supervisory board, supported by reasons, that it is opposed to the intended appointment on the grounds of one of the following:

     a. the improper observance of the provisions stated in the last sentence of paragraph 4 of this article;

     b. the improper observance of the provisions from paragraph 5 of this article;

     c. the expectation that the person nominated would be unsuitable to perform the tasks required of a supervisory director;

     d. the expectation that, if the intended person is appointed, this shall result in a supervisory board with an unsuitable composition.

7. The general meeting's decision to announce the objection must be made during the next meeting after the lapse of the fourteen-day term following the notification as described in paragraph 5 of this article.

8. Notwithstanding the objection from the general meeting or the works council, the appointment may proceed in accordance with the intention, in the event that, at the request of the representative designated for this purpose by the supervisory board, the Enterprise Chamber declares the objection unfounded.

9. A supervisory director resigns at the latest on the day of the first general meeting that is held after the term of four years following his last appointment as supervisory director has expired. A supervisory director shall also resign during the annual general meeting held in the year in which he has reached the age of seventy-two. A retiring supervisory director may be immediately eligible for reappointment unless the provision in the preceding sentence applies to him.

10. A supervisory director may be suspended by the supervisory board. The suspension shall lapse by operation of law if the corporation has not submitted a request for resignation to the Enterprise Chamber within a month after the commencement of the suspension.

11. If requested to do so by the Enterprise Chamber, a supervisory director may resign for reasons of neglect of his duties, due to serious cause or a drastic change in circumstances such that the maintenance of his position as supervisory director cannot reasonably be expected by the corporation.
     The request may be submitted by the corporation, represented in this matter by the supervisory board, as well as by a representative of the general meeting or from the works council appointed for this purpose.

12. The general meeting may, based on a proposal from the supervisory board or for other reasons, award compensation to the supervisory directors or one or more of them. This compensation may consist of a fixed amount and/or a variable amount dependent on the profit or otherwise as the general meeting shall decide. Expenses incurred by the supervisory directors which are related to the performance of their duties shall be reimbursed to them.

TASKS AND AUTHORITY
-------------------
Article 16.
----------

1. The task of the supervisory board is to monitor and supervise the policy of the board of directors and the general course of affairs within the corporation and the enterprise associated with it. The supervisory board assists the management board with advice. In the fulfilment of their task, the supervisory directors focus their attention on the interests of the corporation and the enterprise associated with it.

2. The management board furnishes any information regarding the affairs of the corporation to every supervisory director who may request this. The supervisory board is authorized to inspect all of the records, documents and correspondence of the corporation and to acquire information regarding any actions which have taken place. Every supervisory director has access to all of the buildings and properties in use by the corporation.

3. The supervisory board may, in the performance of its duties, enlist the assistance of experts, at the expense of the corporation. The supervisory board may, with due observance of these articles, prepare a set of regulations with respect to topics such as the mutual assignment of tasks and procedure, among other issues.

4. The supervisory board may appoint a chairman from its midst; this person shall bear the title of chairman of the supervisory board.
     The chairman of the supervisory board retires four years from his appointment, at the latest.
     The retiring person is eligible for reappointment.
     The supervisory board appoints a secretary, from within its midst or otherwise.
     The supervisory board may also appoint one or more delegate members of the supervisory board from within its midst who shall be charged with maintaining more frequent contact with the management board.
     Based on his/their findings, he/they will present a report to the supervisory board.
     The positions of chairman and delegate member(s) of the supervisory board are compatible with one another.

5. The supervisory board meets four times a year and otherwise as frequently as the majority of its members or the chairman of the supervisory board deem necessary. The notice convening a meeting is issued - including a statement of the topics to be discussed - by the chairman of the supervisory board and in the event of his absence or the vacancy of his position, by one of the other supervisory directors in observance of the term for convening a meeting of at least eight days. The supervisory directors are allowed representation by another member of the supervisory board by means of a written power of attorney.
     If required, members of the management board may attend the meetings of the supervisory board; under these circumstances, they have an advisory vote.

6. The supervisory board may also make decisions outside of meetings provided that this occurs in writing, by telegram, facsimile or by telex, all of the supervisory directors have been consulted regarding the decision to be made, none of them oppose this manner of decision- making, and that this procedure occurs in observance of paragraph 7.

7.   The supervisory board makes decisions, both during and outside of meetings:

     a. by absolute majority in the event that less than five supervisory directors have been appointed;

     b. by a majority of the total number of votes minus one in the event five or more supervisory directors have been appointed;

     during meetings in which each supervisory director is present or represented, and outside of meetings in observance of paragraph 6. In the event of a tie in a meeting of the supervisory board, a new meeting will be convened in observance of the term for convening of meetings as stipulated in paragraph 5 of this article and in any case no later than twenty-one days after

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                                                                              11

     the first meeting, and the subject or subjects for which a tie was reached in the first meeting shall be placed on the agenda for the second meeting. In the event a tie is once again the outcome during this second meeting with regard to a specific topic, the chairman of the supervisory board shall have the deciding vote.

8. The decision pronounced by the chairman of the supervisory board regarding the results of a vote, as well as, insofar as the vote did not involve a proposal that was established in writing, the judgment regarding the content of a decision which has been made, is final. However, if the correctness of this judgment is disputed immediately after the pronouncement of the judgment as described in the preceding sentence, then a new vote will take place if the majority of those persons with voting rights who are present or, in the event the original vote did not occur by poll or in writing, one person with voting rights demands this. The legal consequences arising from the original vote are considered null and void as a result of this new vote.

9. All of the supervisory board's decisions, including those made outside of a meeting, will be recorded in a register of the minutes.

10. When the corporation wishes to give evidence of any decision made by the supervisory board, the signature of one member of the supervisory board on the document in which the decision has been included is sufficient.

11. In the event that, due to circumstances, one or more supervisory directors is absent, as long as at least one supervisory director remains in office, then the remaining supervisory directors constitute an authorized college until the vacancy or vacancies have been filled.

12. The members of the supervisory board are, if they are invited to do so, required to attend the general meeting. They have an advisory vote in the general meeting.

GENERAL MEETINGS
----------------
Article 17.
----------

1. A minimum of one general meeting shall be held each year within six months after the end of the accounting year, the intention of which is, among other things:

     a. the consideration of the annual accounts, with the exception of the case in which an extension is granted for their preparation, and, insofar as it is prescribed by law, the consideration of the annual report and other information as stipulated in article 2:392 of the NCC;

     b. the approval of the annual accounts, with the exception of the case in which an extension is granted for their preparation;

     c.   the adoption of the profit distribution;

     d. the determination of any (supervisory) director's fees for members of the board of directors and supervisory directors;

     e.   the execution of all of the tasks otherwise prescribed by law.

2. Furthermore, general meetings will be held as often as the management board or the supervisory board deem necessary, without prejudice to that stipulated in the previous paragraph.

3. The management board and the supervisory board are required to convene a general meeting in the event one or more shareholders who collectively represent at least ten percent (10%) of the issued capital submit a request to this effect in writing, including a specification of the topics to be discussed, to the management board and the supervisory board.
     If, in that case, the management board and the supervisory board fail to convene a meeting, as such that this is to be held within four weeks of the receipt of the aforementioned request, then each of the petitioners is authorized to convene the meeting themselves in compliance with the provisions of these articles in that regard.

4. General meetings may be held at the location of the corporation's registered office as well as in The Hague, Leaden, Rotterdam, Haarlemmermeer (Chisholm Airport), Beak (Maastricht/Aachen Airport) or Amsterdam. In the event of a general meeting held in a location other than those mentioned above, then valid decisions may still be made provided the entire issued capital is represented.

5. The convening of the shareholders shall occur, without prejudice to the provision stipulated in paragraph 3 of this article, by or on behalf of the management board and/or the supervisory board, by registered letter to be sent within a term of at least fourteen days, not including the day of the notice convening the meeting and the day of the meeting itself.

6. The notice convening the general meeting includes the agenda for the meeting.

7. In the event a proposal for an amendment to the articles of association shall be raised for discussion, then a copy of that proposal in which the proposed modifications are included verbatim shall be deposited at the corporation's offices from the day of the notice convening the general meeting up until after the conclusion of the meeting for inspection by the shareholders, and each of them is entitled to receive a copy of these modifications free of charge upon request, unless such a copy is included with the notice convening the general meeting.

8. In the event that the regulations as prescribed either by law or the articles of association for placing of items on the agenda and the convening of the general meeting, as well as the making the topics for discussion available for inspection are not complied with, then legally-binding decisions may nonetheless be made, provided the entire issued capital is represented in the meeting in question and that this is carried unanimously.

Article 18.
----------

1. The general meeting is led by the chairman of the supervisory board and, in his absence, or in the event a chairman of the supervisory board has not been appointed, by the eldest supervisory director in office who is present at the meeting.
     If none of the supervisory directors are present at the meeting, then the meeting shall be led by the chairman of the management board, and if the management board has not appointed a chairman, then it shall be led by the oldest member of the management board in office who is present at the meeting.
     Should none of the members of the management board be present at the meeting, then the meeting shall provide its own leadership.

2. The person who leads the meeting appoints one of those present to keep the minutes and confirms the minutes with and signs these in witness of adoption with this secretary. The minutes must be recorded in a register of minutes.
     In the event a notarial record of the proceedings is prepared during the meeting, it is not necessary that minutes be kept; the signature of the notary on the notarial record shall suffice.

3. Each member of the management board, each supervisory director, and one or more shareholders who collectively represent at least ten percent (10%) of the issued capital, as well as the chairman of the meeting are all authorized at all times to commission the preparation of a notarial record of the proceedings at the expense of the corporation.

4. Each shareholder may be represented at the meeting by someone holding a written power of attorney.

Article 19.
----------

1. In the general meeting, each share entitles the holder to the right to cast one vote.

2. A share which belongs to the corporation or to a subsidiary is not vested with voting rights in the general meeting; similarly, a share for which the corporation or a subsidiary holds depository receipts is not vested with voting rights in the general meeting.

3. In determining whether or not a certain portion of the capital is represented or whether the certain portion of the capital is represented by the majority, shares which do not entitle their holder to voting rights are not taken into consideration.

4. Votes shall be cast verbally in respect of business other than persons, while those concerning persons shall be cast in writing, unsigned and closed, unless the chairman of the meeting determines or permits another method of voting without encountering opposition from one of those present with voting rights.

5. Insofar as a larger majority is not prescribed in these articles of association, all decisions shall be made with the absolute majority of the valid votes cast.

6.   Blank votes shall be deemed to have not been cast.

7. In the event of a tie regarding a proposal involving business issues, then no decision shall be effected.

8. If, during an election of persons, no one person obtains the absolute majority in the votes cast, then a second free ballot will be held; if no one obtains the absolute majority in this second ballot, further votes shall be taken, until either one person obtains the absolute majority, or the election was between two persons only, both who receive an equal number of votes.

     In such further elections - with the exception of the second free ballot - votes will be cast between the persons for whom votes were taken in the previous ballot, nevertheless with the exception of the person who had obtained the least amount of votes during the previous ballot.
     If in the previous ballot the least amount of votes were cast for more than one person, then a drawing of lots will be used to determine for who of these two persons no further votes may be cast in the new ballot.
     In the event of a tie in a vote between two people, the lot shall determine which of the two is to be elected.

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                                                                              13

9. The decision pronounced in a meeting by the chairman regarding the results of a ballot is final. The same applies to the content of a decision which has been made, insofar as the ballot involved a proposal which was not established in writing.

10. Should however the accuracy of the decision mentioned in the previous paragraph be disputed immediately following its pronouncement, then a new ballot shall take place in the event the majority of the general meeting or, in the event the original ballot did not occur by poll or in writing, one person holding voting rights demands this.
     As a result of this new vote, the legal consequences of the original vote are considered null and void.

11. The management board shall keep a record of the decisions which have been made. The record shall be made available for inspection by the shareholders at the corporation's offices. Upon request, a copy or extract of these shall be provided to each of these shareholders at a price no more than cost.

Article 20.
----------

1. Resolutions regarding:

          a. the reduction in the capital as stipulated in article 7, paragraph 1;

          b. amendments to the articles of association, other than within the framework of a reduction in the capital;

          c.   the dissolution of the corporation;

          d. the approval of decisions made by the management board regarding the nomination of a third party as stipulated in article 10, paragraph 5;

          e. the approval of decisions made by the management board as stipulated in article 13, paragraph 5;

          f. the legal merger or demerger as stipulated in title 7 of Book 2 of the NCC, are only allowed with a majority of at least three-fourths of the valid votes cast during a general meeting in which at least two-thirds of the issued capital is represented.

2. If this quorum is not represented during a meeting in which a quorum is required pursuant to the provision of the previous paragraph, then a second meeting shall be convened, to be held not earlier than three and no later than six weeks after the first meeting; this second meeting is authorized to pass a resolution with a majority of at least three-fourths of the valid votes cast, regardless of the portion of capital represented at the meeting.

Article 21.
----------

1. Instead of during general meetings, shareholders' resolutions may also be passed in writing - including by telegram, facsimile, and telex messages - provided these are passed by means of general votes from all of the shareholders authorized to vote.

2. The management board shall record these decisions, which have been effected in the manner described in the previous paragraph of this article, in the general meeting's register of the minutes and shall announce them during the next general meeting.

AUDIT
-----
Article 22.
----------

1. The general meeting is authorized - and in the event such is legally prescribed, required - to commission an accountant, as stipulated in article 2:393 of the NCC, to inspect the annual accounts as prepared by the management board, to report his findings to the supervisory board and the management board and to provide an audit report.

2. If the general meeting is in default of the assignment of an order as stipulated in paragraph 1 of this article, then the commissioning shall be granted by the supervisory board or, if this should remain in default, by the management board.

3. The commission may be withdrawn at all times by the general meeting and by that person who has granted the commission; as such, is the management board has granted the commission, then the supervisory board is authorized to withdraw it.

FINANCIAL YEAR, ANNUAL ACCOUNTS, AND DISTRIBUTION OF PROFITS
------------------------------------------------------------
Article 23.
----------

1.   The financial year of the corporation coincides with the calendar year.

2. As of the last day of each financial year, the management board closes the corporation's books, and on the basis of the information found in these books, shall prepare annual accounts within five months - except in the case of an extension of this term by a maximum of six months by the general meeting on the grounds of special circumstances - and deposits these documents within this term, together with a consultative report involving the annual accounts prepared by the supervisory board, at the offices of the corporation for inspection by the shareholders.

     The management board shall also present the annual accounts within this prescribed term. The annual accounts shall be signed by all of the members of the management board and all of the supervisory directors; if any signature is missing, the reasons for this omission shall be given in the annual accounts.

3. The corporation shall ensure that the prepared annual accounts, the annual report and any information to be added from the day of the notice convening the general meeting, pursuant to paragraph 1 of article 2:392 of the NCC for the examination thereof, shall be present at its offices. The shareholders may inspect these documents there and obtain a copy free of charge.

4. In the event that article 2:403 of the NCC applies to the corporation, then the provisions of articles 2:391 through 2:394 shall not apply.

5. The supervisory board shall adopt the annual accounts. It submits the annual accounts, which require approval from the general meeting, to the general meeting for its approval and to the works council for discussion. The approval of the annual accounts releases the members of the management board from all of the actions, which appear from the documents or the results inherent therein, unless an express reservation is made and without prejudice to that which is or may be stipulated by law in this regard.

6. The corporation shall proceed with the filing and publication of the documents and information as intended in this article, in the event of and insofar as and in the manner in which this is prescribed in article 2:394 and subsequent articles in the NCC.

Article 24.
----------

1. The distributable profit shall be at the free disposal of the general meeting for the purpose of the paying out of dividends, maintaining it in the reserves or any other purposes which fall under the objectives of the corporation as the meeting shall decide. In calculating the amount of profit that shall be paid out for each share, only that amount of the required paid-in capital for the nominal value of the shares shall qualify.

2. The corporation may only make payments of the profit capable of being distributed to the shareholders and other persons with claims to such profits insofar as the shareholders' equity exceeds the sum of the amount of the paid-in and called-up portion of the capital increased by that portion of the reserves which must be maintained as stipulated by the law or the articles of association.
     Shares which are held by the corporation or which it retains in its capital shall not be included in the calculation of the distribution of profits.

3. Distribution of profit shall take place after the adoption and approval of the annual accounts from which is appears that any such distribution is permitted.

4. The general meeting is, with due observance of that which is stipulated in the second paragraph, authorized make decisions regarding the interim distribution of one or more dividends.

5. Unless the general meeting determines otherwise with regard to date, dividends shall be payable immediately after declaration.

6. The period of limitation on a claim to the payment of a dividend is five years.

DISSOLUTION AND LIQUIDATION
---------------------------
Article 25.
----------

1. In the event of dissolution of the corporation, liquidation shall be performed by the board of directors, under the supervision of the supervisory board, unless the general meeting decides otherwise.

2. The general meeting determines the remuneration for the liquidators and for those who are charged with the supervision of the liquidation.

3. During the course of the liquidation, these articles of association shall remain fully in effect.

4. All of that amount which remains after all of the debts have been paid shall first be repaid on the shares for that amount which has initially been paid for the shares. Whatever remains of the capital after this shall be paid to the shareholders in proportion to the portion of shares held by each person. Liquidation distribution may not be paid to the corporation for shares held in its own capital.

5. After the liquidation has been completed, the records and documents of the dissolved corporation shall remain in the custody of that person who has been appointed for this purpose by the general meeting at the time of the decision to dissolve for seven years. In the event such an appointment as mentioned previously has not been executed by the general meeting, then this function shall be assigned by the liquidators.

CONCLUDING STATEMENT
--------------------

 The person appearing declared finally:
- that it has been authorized by the aforementioned extraordinary general meeting of shareholders to apply for the Ministerial certificate of no objection for the draft deed, to introduce amendments in that draft such as it appears obligatory in order to obtain this certificate, and to establish these amendments to the articles of association by notarial deed after obtaining this certificate;

- that the intended certificate has been obtained as evidenced by the Ministerial certificate number B.V. 65.303 dated the twenty-ninth of May in the year two thousand attached to this deed.

The person appearing is known to me, civil-law notary, personally.
WHEREUPON THIS DEED
has been executed in Amsterdam on the date stated at the beginning of this deed. After the substance of this deed and an explanation of its contents have been communicated to the person appearing, he has stated to me, civil-law notary, that he has taken cognizance of its contents, is in agreement with them, and declines a verbal recital in its entirety.
Following a restricted verbal recital by the person appearing and me, this deed is signed. Sgd. M. Schmidt, W.H. Bossenbroek.


                                       ISSUED AS A TRUE COPY
                                       -----------------------------
                                       By me, Mr. Cornelis Hein
                                       Theodoor Koetsier, junior civil-law
                                       Notary, as deputy notary to
                                       Mr. Frits Willem Oldenburg,
                                       civil-law notary in Amsterdam,
                                       on this day, 14 June 2000.